BUSINESS COOPERATION AGREEMENT

BETWEEN:

TOP SPORTS, S.A., a business company organized and ruled under the laws of the Dominican Republic, with corporate offices at Jardin des Arts Shopping Center, Suite 106, Jardines del Embajador, 65 Sarasota Avenue, Bella Vista, in the city of Santo Domingo, National District, Dominican Republic, duly represented herein by its President, Mr. Paul F. Egan, an Irish subject, of legal age, marital status single, a businessman, bearer of Irish Passport No. ________ domiciled and residing in this city of Santo Domingo, National District, to be referred to hereinafter as Top Sports; and

eConnect, a business company organized and ruled under the laws of the United States of America, with corporate offices at 2500 Villa Cabrillo Marina, Suite 112, San Pedro, California, United States of America, duly represented by its President, Mr. Thomas Hughes, a U.S. citizen, of legal age, marital status married, a businessman, bearer of United States Passport No. ________, domiciled and residing in San Pedro, California, United States of America, to be referred to hereinafter as eConnect.

WHEREAS: Top Sports, S.A. and eConnect, Inc., both have elements, assets and future projections in similar fields, wherein their know-how, technology, personnel and infrastructure may be efficiently and beneficially combined in the development and advancement of both companies both in the area of physical and on-line electronic gambling;

WHEREAS: eConnect, Inc., desires to diversify its range of operations so as to include such business and electronic interactivity solutions as are applied in the area of internet and electronics to high cash flow and volume data transmission businesses and projects such as are found in the gambling business, an area which is growing significantly in the Dominican Republic as well as In other countries where such operations are permitted and regulated by the laws;

WHEREAS: eConnect, Inc., possesses the right combination of know-how and expertise to apply said know-how and expertise through the internet and on-line telephony particularly in their electronic approach to the gambling business;

WHEREAS: Top Sports, S.A. desires to join in and cooperate with an organization that will in turn provide managerial and technical experience in order to project and attain such consolidation and growth aims as have always been desired by the shareholders of said company;

WHEREAS: Top Sports, S.A. has an installed infrastructure consisting in several Sport Betting Banks, an area which is developing and growing favorably in the Dominican Republic under the laws in force;

WHEREAS: Top Sports, S.A. has through its shareholders and officers considerable expertise and a large number of contacts and relations in the gambling business both in the Dominican Republic and in Ireland, a country which is among such territories as are desired to be developed by the company.

WHEREAS: The financial, synergistical and developmental advantages of a close cooperation are acknowledged by both companies:

THEREFORE

THE PARTIES HAVE AGREED AND COVENANTED THE FOLLOWING:

ARTICLE I: A total of (4,997) shares in the subscribed and paid up capital of Top Sports, S.A. are hereby purchased by eConnect, Inc., for the following consideration and under the following conditions: A) Thirty Thousand U.S. Dollars (US$35,000.00; B) One Million (1,000,000) Class No.144 restricted shares in the eConnect business company which may be purchased at the rate of one hundred thousand (100,000) shares per month up to the total amount of all such shares during a term of one (1) year as of the execution hereof; and C) Two options to purchase (warrants) shares in eConnect for the fixed price of Thirty Cents of a U.S. Dollar (US$0.30) to be exercised in a 1:2 proportion during a term of 12 months as of the date of sale. That is to say, the ability or preferential option to purchase Two Million (2,000,000) shares of stock in eConnect, Inc., during the 12 months following the execution hereof for the fixed price of Thirty Cents of a U.S. Dollar (US$0.30). Said options to purchase (warrants) to be finally purchased by TOP SPORTS may be exercised and executed when eConnect shares shall reach or exceed the above Thirty Cents of a U .S: Dollar (US$0.30) offering price in the public stock exchange market of the United States of America, no reduction in such a price to imply however any restriction to the sale of the above mentioned shares.

ARTICLE II: As of the date hereof eConnect shall be the owner and beneficiary of fifty percent (50%) of all assets, profits and earnings and shall be in solido liable for fifty percent (50%) of all liabilities, debts and obligations as Top Sports may have or be liable for both in Dominican territory and elsewhere; said assets shall include all Sports Betting Banks which are owned and operated by Top Sports whether under lease or any other manner of operation, as well as any future projects involving the installation, development, operation and advancement of Sports Betting Banks, on-line electronic games, on-line electronic bookings or any future derivations therefrom. The parties herein shall agree on the most convenient form for the communication of any financial statements on these operations, so as to comply with their obligations and receive any profits as resulted therefrom.

PARAGRAPH I: The Parties herein agree that as of the date hereof, any future projects involving the installation, purchase, lease, management, development, operation and advancement of Sports Betting Banks, on-line electronic gambling operations, on-line electronic sports bookings or any future derivations therefrom shall require the prior, unanimous and written authorization of the parties hereto.

ARTICLE III. As of the date of execution hereof, Top Sports shall be the owner and beneficiary of fifty percent (50%) of all assets, profits or earnings and shall be in solido liable for fifty percent (50%) of all liabilities, losses or obligations as may be had both in the U.S. territory and elsewhere by the on-line electronic virtual casino owned by eConnect located at the www.777wins.com electronic address; the Parties herein shall agree on the most convenient manner of communication of all financial statements regarding said on-line electronic virtual casino for the purposes of complying with their obligations and receiving any profits deriving therefrom.

PARAGRAPH I: The parties herein agree hereby that Top Sports and eConnect shall within a term not to exceed six (6) months as of the date hereof, organize, develop and operate an on-line electronic sportsbook to be sited if possible in the world wide web under the www.topsportssaa.com electronic address, where bets for all types of sporting events shall be accepted; the infrastructure, physical base and logistics of such on-line electronic sports bookings shall be located at Top Sports premises in the Dominican Republic.

PARAGRAPH II: The parties herein agree that the development and operation of the above on-line electronic sportsbook shall be ruled by the provisions herein, that is to say, that both parties hereto shall own and shall each one assume fifty percent (50%) of all costs, installation, operation, development and payment expenditures, while each one shall own fifty percent (50%) of all profits and earnings as may derive therefrom.

ARTICLE IV: The parties herein agree that all logistical and technical aspects involved in the physical requirements of the operation of the online electronic virtual casino at the www.777wins.com electronic address shall as of the time of execution hereof be transferred to the installations and infrastructure specially designated and made available by Top Sports therefor;

ARTICLE V: Top Sports agrees to secure and employ such technology as is owned, made available or represented by eConnect in all operational aspects of Top Sports, provided however, it were technically and financially feasible to employ said technologies in the area of operations of Top Sports;

ARTICLE VI: THE PARTIES herein agree that as of the execution hereof any communications of a financial nature, whether for use by the parties or for public information as may be given during the term hereof at the request of any governmental, state, municipal, bank or exchange authorities for the purposes of or in compliance with or in the construction of the whole or a part hereof shall be provided through financial statements duly certified by a U.S. or Dominican Certified Public Accountant (C.P.A.).

ARTICLE VII: The PARTIES herein agree that the Board of Directors shall include, but shall not be limited to at least one (1) representative appointed by eConnect and one Top Sports officer.

ARTICLE VIII: eConnect acknowledges hereby that apart from the specific provisions herein, Top Sports shall have no relation as dependent, subordinate or affiliate of eConnect, and consequently, shall not be liable for any obligations, liabilities, in or out of court lawsuits, civil actions whether in Dominican or U.S. territory resulting from any actions or omissions, or obligations assumed or undertaken in and during the exercise of its business operations during any period of time prior to or preceding the date of execution hereof;

PARAGRAPH I: eConnect formally waivers hereby any pretension or claim as to any profits, earnings, commissions, dividends, values, real or movable assets made, resulted, earned or acquired by Top Sports before the date of execution hereof.

ARTICLE IX: Top Sports acknowledges hereby that apart from the specific provisions herein, eConnect has to relationship as dependent, subordinate or affiliate with it, and consequently, shall not be liable for any obligations, liabilities, court or extra court lawsuits or civil actions whether in Dominican or U.S. territory resulting from any actions or omissions or obligations assumed or undertaken in and during the exercise of its business operations during any period of time prior to or preceding the date of execution hereof.

PARAGRAPH I. Top Sports formally waivers hereby any pretension or claim related to any profits, earnings, commissions, dividends, values, real or movable assets made, resulting, earned or acquired by eConnect before the date of execution hereof.

ARTICLE X: The agreement herein is entered into for an indefinite term of time and may be terminated by mutual, prior and written consent of the parties.

ARTICLE XI: The PARTIES herein agree hereby that their obligations hereunder shall not be assigned in whole or in part to any third party, whether individual or corporation except with the prior, written and mutual Consent of the parties.

ARTICLE XII: The PARTIES herein expressly provide that in the event of breach of any of their obligations hereunder by anyone of the parties, the agreement herein shall be automatically terminated and the guilty party shall be liable for any damages resulting for the party, which were not in fault.

ARTICLE XIII. The PARTIES herein agree that the only laws that shall apply in the event of any differences resulting herefrom shall be the laws of the Dominican Republic.

ARTICLE XIV.

1. In the event of any differences in the construction hereof, or respecting the rights or obligations arising herefrom, any such difference shall be referred to and decided by arbitration.

2. If the parties herein agreed on the appointment of one single arbiter, the arbitration tribunal shall be made up by that one single arbiter.

3. If the parties did not agree on the appointment of one single arbiter, each one of them shall appoint one arbiter, and these two arbiters shall then designate a third arbiter so as to have an odd number of arbiters.

4. Whenever any such arbitration tribunal included more than one member, any decision rendered shall be by majority vote.

5. The arbitration tribunal shall establish its own procedure. Any decision rendered shall include instructions on the division of costs and expenditures related to the arbitration procedure, including arbiters' fees. Any award rendered shall be final for both parties.

6. For all purposes and consequences hereof, the parties choose domicile as follows:

eConnect - at 2500 Villa Cabrillo Marina, Suite 112, San Pedro,
California, United States of America.

TOP SPORTS at Plaza des Arts, Suite 106, Jardines de El
Embajador, Avenida Sarasota No. 65, Bella Vista, Santo Domingo,
National District.

eCONNECT


By: /s/  Thomas S. Hughes
Thomas S. Hughes, President


TOP SPORTS, S.A.


By: /s/  Paul Egan
Paul Egan, President